Exhibit 23.7
PI Financial (US) Corp.
1900-666 Burrard Street
Vancouver, British Columbia
Canada V6C 3N1
Consent of Expert

To:	Golden Cycle Gold Corporation
AngloGold Ashanti Limited
United States Securities and Exchange Commission
PI Financial (US) Corp. does hereby consent to the filing of the fairness opinion letter, dated January 11, 2008, from PI Financial (US) Corp. to the board of directors of Golden Cycle Gold Corporation (the “Fairness Opinion”) and any extracts from or a summary of the Fairness Opinion with the United States Securities and Exchange Commission in the Registration Statement on Form F-4 (the “Registration Statement”) of AngloGold Ashanti Limited.
PI Financial (US) Corp. also consents to the use of its name in the Registration Statement.
Dated this 5th day of February, 2008.
PI FINANCIAL (US) CORP.

By:	/s/ J. Defer

Print:	James P. Defer

Title:	Vice President, Corporate Finance and Director